                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               February 11, 1999


                            Boston Properties, Inc.
            (Exact name of Registrant as specified in its charter)




        Delaware                      1-13087                 04-2473675
(State or other jurisdiction     (Commission File          (I.R.S. Employer
     of incorporation)                Number)             Identification No.)



                              8 Arlington Street
                          Boston, Massachusetts 02116
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                (617) 859-2600
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ITEM 5.   Other Events.

     On February 11, 1999, Boston Properties, Inc. issued a press release containing the following information:

               "BOSTON PROPERTIES, INC. COMPLETES ACQUISITION OF
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                EMBARCADERO CENTER IN SAN FRANCISCO, CALIFORNIA
                -----------------------------------------------


BOSTON, MA, February 11, 1999 - Boston Properties, Inc. (NYSE:BXP), a self-managed and self-advised real estate investment trust (REIT), announced today that it has completed the second phase of a two-phase acquisition of Embarcadero Center in San Francisco, California, from The Prudential Insurance Company of America ("Prudential") and David Rockefeller & Associates ("Rockefeller"). Situated on 8.4 acres of waterfront property in the heart of the city's financial district, Embarcadero Center is a six-building portfolio of Class A space, consisting of an aggregate of 3.66 million square feet of net rentable office space, 354,000 square feet of retail space and 2,090 underground parking spaces. It is believed to be the largest mixed-use business complex in the western United States.

In the initial phase of the acquisition, which closed November 12, 1998, the Company acquired both Prudential's and Rockefeller's entire interest in the Old Federal Reserve Building and Embarcadero Center West Tower and Rockefeller's entire equity interest in Embarcadero Centers 1, 2, 3 and 4 (EC 1-4). In the second phase of the transaction, which closed February 10, 1999, Boston Properties acquired Prudential's interest in EC 1-4.

The Company acquired the entire Embarcadero Center portfolio for approximately $1.233 billion, which was financed as follows: (1) the incurrence of $730 million of secured financing having a weighted average maturity of approximately
8.85 years and a weighted average fixed interest rate of approximately 6.63%;
(2) the incurrence of approximately $92 million of unsecured financing under the Company's line of credit; (3) the issuance of Preferred Units of the Company's Operating Partnership having an aggregate liquidation preference of approximately $311 million; and (4) from a separate transaction, the use of the proceeds from the sale of $100 million of the Company's preferred stock to Prudential."

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                              S I G N A T U R E S

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 17, 1999


                              BOSTON PROPERTIES, INC.



                              By:   /s/ William J. Wedge
                                  -----------------------------
                                  William J. Wedge
                                  Senior Vice President

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